Exhibit 10.18

May 18, 1999

[name and address of director]

Dear [first name]:

At its November 2, 1995 meeting, the Board of Directors of Continental Airlines, Inc. (the "Company"), pursuant to the recommendation of the Human Resources Committee of the Board of Directors and resolutions duly adopted by the Board, granted certain lifetime flight benefits to the non-employee members of the Board of Directors of the Company. At its May 18, 1999 meeting, the Board, pursuant to the recommendation of the Human Resources Committee and resolutions duly adopted by the Board, authorized the amendment of such flight benefits. The purpose of this letter agreement, as contemplated and authorized by such resolutions, is to set forth the contractual obligations of the parties with respect to such flight benefits. This letter agreement amends in its entirety and replaces any prior agreements between you and the Company relating to your flight benefits.

Pursuant to such resolutions, you are hereby granted Flight Benefits for your lifetime. As used herein, "Flight Benefits" means flight benefits on each airline operated by the Company or any of its affiliates or any successor or successors thereto (the "CO system"), consisting of the highest priority space available flight passes for you and your eligible family members (as such eligibility is in effect on the date hereof), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to the Company or any successor or successors thereto (a "Similar Card")) in your name for charging on an annual basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight benefits described below) of flights (in any fare class) on the CO system for you, your spouse, your family and significant others as determined by you, a Platinum Elite OnePass Card (or similar highest category successor frequent flyer card) in your name for use on the CO system, a membership for you and your spouse in the Company's President's Club (or any successor program maintained in the CO system) and payment by the Company to you while a member of the Board of Directors of the Company (and if you shall have five or more years of service on the Board of Directors of the Company, or retire from the Board after age 70, after your service as a Board member during your lifetime) of an annual amount (not to exceed in any year the applicable Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after tax basis (i.e., after the payment by you of all taxes on such amount), the U.S. federal, state and local income taxes (or, if you are not subject to U.S. income tax, the national, provincial, local and other income taxes to which you are subject) on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Benefits at the lowest published fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare, or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law) or resulting from any other flight benefits extended to you as a result of your service as a member of the Board of Directors of the Company.

As used herein, with respect to any year, the term "Annual Travel Limit" shall mean an amount (initially $50,000), which amount shall be adjusted (i) annually (beginning with the year 2000) by multiplying such amount by a fraction, the numerator of which shall be the Company's average fare per revenue passenger for its jet operations (excluding regional jets) with respect to the applicable year as reported in its Annual Report on Form 10-K (or, if not so reported, as determined by the Company's independent auditors) (the "Average Fare") for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 1999, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by the Company on the date hereof), so as to preserve the benefit of $50,000 annually (adjusted in accordance with clauses (i) and (ii) above) of flights relative to current valuation methodology (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than current valuation, then the Annual Travel Limit would be increased by 15% to $57,500, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to you upon your request. The Company will promptly notify you in writing of any adjustments to the Annual Travel Limit described in this paragraph.

As used herein, with respect to any year, the term "Annual Gross Up Limit" shall mean an amount (initially $10,000), which amount shall be adjusted (i) annually (beginning with the year 2000) by multiplying such amount by a fraction, the numerator of which shall be the Average Fare for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 1999, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by the Company on the date hereof), so as to preserve the benefit of $10,000 annually (adjusted in accordance with clauses (i) and (ii) above) of tax gross up relative to current valuation methodology (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than current valuation, then the Annual Gross Up Limit would be increased by 15% to $11,500, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to you upon your request. The Company will promptly notify you in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.

As used herein, a year may consist of twelve consecutive months other than a calendar year, it being the Company's current practice for purposes of Flight Benefits for a year to commence on December 1 and end on the following November 30 (for example, the twelve-month period from December 1, 1998 to November 30, 1999 is considered the year 1999 for purposes of Flight Benefits); provided that all calculations for purposes of clause (i) in the prior two paragraphs shall be with respect to fiscal years of the Company.

As used herein, the term "affiliates" of the Company means any entity controlled by, controlling, or under common control with the Company, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity.

No tickets issued on the CO system in connection with the Flight Benefits may be purchased other than directly from the Company or its successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by you or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued. You agree that, after receipt of an invoice or other accounting statement therefor, you will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse the Company for all charges on your UATP card (or Similar Card) which are not for flights on the CO system and which are not otherwise reimbursable to you under the existing policies of the Company for reimbursement of business expenses of members of the Board of Directors, or which are for tickets in excess of the applicable Annual Travel Limit. You agree that the credit availability under your UATP card (or Similar Card) may be suspended if you do not timely reimburse the Company as described in the foregoing sentence or if you exceed the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon the Company's receipt of your reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under your UATP card (or Similar Card) will be restored.

The sole cost to you of flights on the CO system pursuant to use of your Flight Benefits will be the imputed income with respect to flights on the CO system charged on your UATP card (or Similar Card), calculated throughout the term of your Flight Benefits at the lowest published fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law, and reported to you as required by applicable law. With respect to any period for which the Company is obligated to provide the tax gross up described above, you will provide to the Company, upon request, a calculation or other evidence of your marginal tax rate sufficient to permit the Company to calculate accurately the amount to be paid to you.

You will be issued a UATP card (or Similar Card), a Platinum Elite OnePass Card (or similar highest category successor frequent flyer card), a membership card in the Company's Presidents Club (or any successor program maintained in the CO system) for you and your spouse, and an appropriate flight pass identification card, each valid at all times during the term of your Flight Benefits.

This letter agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. This letter agreement and the benefits or obligations hereunder may not be assigned by you.

If you are in agreement with the terms of this letter agreement, please execute the enclosed copy hereof and return it to the Company at the above address, whereupon this letter agreement will become a binding obligation of the parties hereto.

Sincerely,

CONTINENTAL AIRLINES, INC.

By:_________________________________

ACCEPTED AND AGREED

as of the date first above written:

____________________________________

[name of director]